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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Sphere of Language

 (Exact name of registrant as specified in its charter)

Nevada

98-0413062

 (State of incorporation or organization)

(I.R.S. Employer Identification No.)

105-1005 Columbia Street #42543, New Westminster, British Columbia             V3M6H5

 (Address of principal executive offices)

(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which Each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    [X]

Securities Act registration statement file number to which this form relates:

333-113606 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock

                                                                                 (Title of Class)

                                                                                 (Title of Class)

Item 1.

Description of Registrant’s Securities to be Registered.

Common Stock

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock with $0.001 par value.  We are not authorized to issue any series or shares of preferred stock. Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote.  Cumulative voting for the election of directors is not permitted by the By-Laws of Sphere.

 Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of Sphere, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation.  Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.

Item 2.

Exhibits

Number	Description
3.1	Articles of Incorporation.	*
3.2	Bylaws.	*

*Incorporated by reference to the Exhibits filed with the Registrant’s registration statement on Form SB-2 on March 15, 2004.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SPHERE OF LANGUAGE, a

Nevada Corporation

Date: January 10, 2006

By: /s/ Ron Bruce

Name:  Ron Bruce

Title:   President, CEO

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